EXHIBIT 99.1

NEWS RELEASE
For Immediate Release	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

GIGA-TRONICS AND ALARA CAPITAL PARTNERS CLOSE $2.2M INVESTMENT

SAN RAMON, Calif., November 10, 2011 (GLOBE NEWSWIRE) – Giga-tronics Incorporated (Nasdaq: GIGA), a leading provider of test and measurement equipment, today announced that it has closed on the previously announced investment from Alara Capital AVI II, LLC for $2.2 Million.

The Company has issued 9,997 shares of a new series of convertible preferred stock at a price of $220 per share to Alara Capital AVI II, LLC.  The preferred shares are initially convertible into 999,700 shares or approximately 16.6% (after giving effect to the conversion) of the Company’s common stock, or the equivalent of $2.20 per share of common stock.  The convertible preferred stock are entitled to vote together with the common stock on matters submitted to the Company’s shareholders on an as-converted basis.  Alara Capital AVI II, LCC also receives warrants to purchase up to 848,684 additional shares of common stock in the future, subject to approval of the Giga-tronics shareholders.

As part of the investment, Giga-tronics is expanding its board to seven members.  Alara Partner Dr. Joseph Thompson and Dr. Lutz Henckels will join the Company’s board of directors effective immediately.  They are both experienced executives in the Test and Measurement industry.

The Company plans to use the investment proceeds primarily for R&D of new products in its instrument business.

The Company has filed the Securities Purchase Agreement and will file the Certificate of Determination, Form of Stock Certificate, Warrant, Investor Rights Agreement and Form of Voting Agreement on a Current Report on Form 8-K to which investors should refer for additional detail on the terms of the preferred stock and the investment.

About Giga-tronics Incorporated

Giga-tronics designs, manufactures, and markets various test and measurement equipment used in the development, test, and maintenance of wireless communications products and systems, flight navigational equipment, electronic defense systems, and automatic testing systems worldwide.  Its products are primarily used in the design, production, repair, and maintenance of commercial telecommunications, radar, and electronic warfare equipment. Additional information may be found at http://www.gigatronics.com

About Alara Capital Partners, LLC

Alara Capital Partners is a private investment firm focused on acquiring significant ownership stakes in publicly-traded and privately-owned companies through both open-market purchases and negotiated transactions.  Alara continues to successfully implement its active-value investment strategy by identifying investments believed to be fundamentally undervalued, and then partnering with the management team and board to accelerate value creation initiatives.  Additional information may be found at http://www.alaracap.com

This press release contains forward-looking statements, including statements concerning Giga-tronics, its products, business and prospects. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 26, 2011, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

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Giga-tronics Inquiries:
Pat Lawlor
Vice President, Finance & Chief Financial Officer
(925) 328-4656

Alara Capital Inquiries:
Darren C. Wallis, Partner
(610) 710-4354
dwallis@alaracap.com

Alara Capital Media Inquiries:
Hedge Fund Solutions, LLC
Damien Park
(215) 325-0514
dpark@hedgerelations.com